Exhibit 10.1

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

May 16, 2025

Michael Bender

[personally identifiable information omitted]

Re:	Appointment as Interim Chief Executive Officer

Dear Michael,

This letter agreement (this “Agreement”) is intended to document the terms and conditions between you (“you” or “Employee”) and Kohl’s, Inc. (“Kohl’s” or “Company”) with respect to your appointment as Interim Chief Executive Officer (“Interim CEO”). You and the Company are collectively referred to as the “Parties.”

1. Position and Duties. Effective April 30, 2025, you were appointed to the position of Interim CEO. During the Interim CEO Service Period (as defined below), you shall be subject to the authority of, and shall report to the Company’s Board of Directors (the “Board”). Your primary place of employment shall be at the Company’s headquarters in Menomonee Falls, Wisconsin and your duties and responsibilities shall include all those customarily attendant to the position of Chief Executive Officer and such other duties and responsibilities as may be assigned from time to time by the Company’s Board. You shall devote substantially all of your business time, attention and energies exclusively to the business interests of the Company while employed by the Company.

The foregoing shall not be intended to restrict your ability to (i) act or serve as a director, trustee or committee member of one or more private, civic or charitable organizations as long as such activities are disclosed in writing to the Board in advance and/or (ii) serve on a board of a publicly traded company with the prior written consent of the Board or a duly authorized committee thereof (subject in any event to compliance with the Company’s Corporate Governance Guidelines): provided, that in any case the foregoing activities are not competitive with the business of the Company and do not interfere or conflict with your duties and obligations on behalf of the Company or create a potential business or fiduciary conflict of interest. For the avoidance of doubt, you hereby affirm you have disclosed all current public company and other Board memberships, consistent with Corporate Governance Guidelines.

Further, in your role as Interim CEO, notwithstanding the Corporate Governance Guidelines to the contrary, it is expected that you will maintain stock ownership in the Company equal to five times your annual cash retainer as a director which was in effect immediately prior to your appointment as Interim CEO, instead of the Company’s stock ownership guidelines applicable to its CEO (six times the CEO’s base salary).

2. Period of Service. Subject to terms of this Agreement, it is expected that you will continue to serve as the Interim CEO until a successor CEO is appointed (“Interim CEO Service Period”).

3. Board Participation. During the Interim CEO Service Period, the Company will cause you to be nominated to stand for election to the Board, and recommended for approval, at any meeting of the stockholders of the Company during which any such election is held and your service a director will expire if you are not reelected.

4. Interim CEO Compensation and Benefits.

4.1. Salary. During the Interim CEO Service Period, the Company will pay you a base salary at the annualized rate of $1,475,000, less applicable deductions, in accordance with the Company’s normal payroll practices.

4.2. Annual Incentive Plan. As the Interim CEO, you will be eligible to participate in the Kohl’s Annual Incentive Plan (the “AIP”) with a target of 175% of your base salary. This will provide an annual cash compensation opportunity equal to 0% to 200% of your target, with the actual amount funded based upon Kohl’s annual performance relative to specific objectives and targets that are established by Kohl’s Board of Directors’ Compensation Committee at the beginning of each year. Your participation in the AIP will be prorated based on the number of days you serve as Interim CEO during any fiscal year. For the avoidance of doubt, notwithstanding anything to the contrary in the AIP, you will not forfeit any award under the AIP upon a termination of your employment prior to end of the applicable fiscal year as a result of the Board’s appointment of a new CEO for reasons other than your voluntary resignation or a termination of your employment for Cause (as defined below in Section 4.3). If an award under the AIP is payable to you following the Interim CEO Service Period, payment will be made to you at the time such payments are made to all other eligible participants under the AIP for such fiscal year.

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4.3. Equity Awards. You will receive a one-time award of restricted stock units (“RSUs”) valued at $3,775,000 on the date of this Agreement, May 16, 2025 (the “Grant Date”), subject to the terms and conditions of the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “RSU Award Agreement”). For purposes of this Agreement, Cause shall have the same meaning as in the RSU Agreement. The number of RSUs awarded will be based on the closing share price on the Grant Date.

4.4. Stipend. During the Interim CEO Service Period, you will receive a monthly stipend of $11,500, less applicable deductions and withholdings, to be paid in installments on the 15th and 30th of each month. This stipend is intended to fully or partially offset any personal commuting expenses you may incur when working at the Corporate Office in Menomonee Falls, WI. All required travel to a location other than to the Corporate Office will be reimbursed per the Company’s travel policy.

4.5. Company Aircraft. For increased safety and efficiency, during the Interim CEO Service Period, you are permitted to use company owned or chartered aircraft for business purposes and for personal travel. The value of the personal use of company aircraft benefit is limited to a maximum of $135,000 per year.

4.6. Financial and Tax Advisory Services. During the Interim CEO Service Period, Kohl’s will reimburse you for certain tax advisory and preparation expenses with no fixed limit and up to $10,000 in financial advisory services, annually.

4.7. Kohl’s, Inc. 401(k) Savings Plan. Immediately upon your date of hire you can begin 401(k) savings plan contributions and can continue to make such contributions during the Interim CEO Service Period. The plan offers both pre-tax and/or Roth contribution options. Kohl’s will also match 100% of your contributions up to 5% of your pay. Matching contributions begin after a year of service and are immediately vested.

4.8. Non-Qualified Deferred Compensation Plan. As of your date of hire, you will eligible to participate in the Kohl’s Corporation 2005 Deferred Compensation Plan.

4.9. PTO. As an associate of Kohl’s you will become eligible for PTO on the first of the month following your hire date. On an annual basis at the start of the fiscal year you will be eligible for 25 days of PTO; however, your first year of employment will be prorated based on your hire date.

4.10. Associate Discount. You will receive a 15% discount on merchandise you purchase for yourself and your eligible dependents consistent with Kohl’s policies and procedures.

4.11. Benefits. During the Interim CEO Service Period, you will be entitled to participate in the benefit plans currently maintained by the Company. Enrollment information will be mailed to your home address within 3 weeks of your date of hire. If you do not have this packet within this time-frame please contact the Benefits Service Center at 1-844-564-5747 (select your language and then option 1). You have 45 days from your date of hire to enroll in benefits. Your insurance coverage will begin immediately on your hire date.

4.12. Legal Fees. Kohl’s will reimburse you for attorneys’ fees you incur in connection with the review of this Agreement up to a maximum amount of $20,000. The maximum amount is inclusive of any gross up as calculated by the Company, in its sole discretion.

5. Confidentiality.

5.1. Acknowledgments. Employee acknowledges and agrees that, as an integral part of its business, the Company has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to the Company’s business and competitive position in the marketplace. Employee further acknowledges and agrees that in Employee’s position with the Company, the Company provides Employee with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses. As a result, Employee acknowledges and agrees that the restrictions contained in this Section 5 are reasonable, appropriate and necessary for the protection of the Company’s confidential, proprietary and trade secret information. For purposes of this Section 5, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

5.2. Confidentiality During Employment. During Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (defined below) except in the interest and for the benefit of the Company.

5.3. Trade Secrets Post-Employment. After the termination, for whatever reason, of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Trade Secrets. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement.

5.4. Confidential Information Post-Employment. For a period of two (2) years following termination, for whatever reason, of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exclusions set forth in Section 5.5(c), below.

5.5. Definitions.

(a) Trade Secret. The term “Trade Secret” shall have that meaning set forth under applicable law.

(b) Confidential Information. The term “Confidential Information” shall mean all non-Trade Secret information of, about or related to the Company, whether created by, for or provided to the Company, which is not known to the public or the Company’s competitors, generally, including, but not limited to: (i) strategic growth plans, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, vendors, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profit and profit margins, and seasonal plans, goals and objectives; (ii) information that is marked or otherwise designated or treated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c) Exclusions. Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the obligations set forth in this Section 5 shall not apply to, any information which: (i) can be demonstrated by Employee to have been known by Employee prior to Employee’s employment by or service as a director to the Company; (ii) is or becomes generally available to the public through no act or omission of Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Employee outside the scope of Employee’s employment without use of Confidential Information or Trade Secrets.

(d) Defend Trade Secrets Act. With respect to the disclosure of a trade secret and in accordance with 18 U.S.C. § 1833, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Employee is further notified that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding, provided that, Employee files any document containing the trade secret under seal so that it is not disclosed to the public and does not disclose the trade secret, except pursuant to court order.

6. Restricted Services Obligation.

6.1. Acknowledgments. Employee acknowledges and agrees that the Company is one of the leading retail companies in the United States, with omni-channel presence throughout the United States, and that the Company compensates executives like Employee to, among other things, develop and maintain valuable goodwill and relationships on the Company’s behalf (including relationships with customers, suppliers, vendors, employees and other associates) and to maintain business information for the Company’s exclusive ownership and use. As a result, Employee acknowledges and agrees that the restrictions contained in this Section 6 are reasonable, appropriate and necessary for the protection of the Company’s goodwill, customer, supplier, vendor, employee and other associate relationships and Confidential Information and Trade Secrets. Employee further acknowledges and agrees that the restrictions contained in this Section 6 will not pose an undue hardship on Employee or Employee’s ability to find gainful employment. For purposes of this Section 6, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

6.2. Restrictions on Competition During Employment. During Employee’s employment with the Company, Employee shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert any customer’s business from the Company anywhere the Company does or is taking steps to do business.

6.3. Post-Employment Restricted Services Obligation. For the one (1) year period following termination, for whatever reason, of Employee’s employment with the Company, Employee will not, directly or indirectly, provide Restricted Services (defined below) to or on behalf of any Competitor (defined below) to or for the benefit of any market in the continental United States and any other geographic market in which the Company is doing, or is taking material steps to do, business.

6.4. Definitions.

(a) Restricted Services. “Restricted Services” shall mean services of any kind or character comparable to those Employee provided to the Company during the eighteen (18) month period immediately preceding Employee’s last date of employment with the Company.

(b) Competitor. The term “Competitor” means Amazon.com, Inc., Belk, Inc., Burlington Stores, Inc., Dillard’s, Inc., J.C. Penney Company, Inc., Macy’s, Inc., Nordstrom Co., Old Navy, Inc., Ross Stores, Inc., Transform Holdco LLC (the entity which acquired the assets of Sears Holdings Corporation and operates Sears and Kmart), Target Corporation, The Gap, Inc. The TJX Companies, Inc. and Walmart Stores, Inc., as the same may be renamed from time-to-time, including any successors, subsidiaries or affiliates of such entities.

7. Business Ideas; Non-Disparagement.

7.1. Assignment of Business Ideas. Employee shall immediately disclose to the Company a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Employee currently holds an interest. The Company will own, and Employee hereby assign to the Company, all rights in all Business Ideas, as defined in Section 7.2, below. All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States Copyright Law. Any works that are not found to be “works for hire” are hereby assigned to the Company. While employed by the Company and for one (1) year thereafter, Employee will promptly disclose all Business Ideas to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world. After Employee’s employment with the Company terminates, for whatever reason, Employee will cooperate with the Company to assist the Company in perfecting its rights to any Business Ideas including executing all documents which the Company may reasonably require. For purposes of this Section 7, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

7.2. Business Ideas. The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Employee originates, discovers or develops, either alone or jointly with others while Employee is employed by the Company and for one (1) year thereafter and which are (i) related to any business known by Employee to be engaged in or contemplated by the Company; (ii) originated, discovered or developed during Employee’s working hours during his/her employment with the Company; or (iii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by the Company.

7.3. Non-Disparagement. Employee agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees. Nothing contained in this Section 7.3 shall preclude Employee from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

8. Non-Solicitation of Restricted Persons.

8.1. Non-Solicitation of Restricted Persons. While Employee is employed by the Company, and for a period of one (1) year immediately following the end, for whatever reason, of Employee’s employment with the Company, Employee shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company. For purposes of this Section 8, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

8.2. Restricted Person. The term “Restricted Person” means an individual who, at the time of the solicitation, is an employee of the Company and (i) who is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (ii) with whom Employee had a working relationship or about whom Employee acquired or possessed specialized knowledge, in each case, in connection with Employee’s employment with the Company and during the one (1) year period immediately prior to the end of Employee’s employment with the Company.

9. Employment At-Will. By accepting the Interim CEO position on the terms stated, you acknowledge that your employment is at-will. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment with the Company at any time, with or without cause.

10. Reservation of Rights. The Company reserves the right to amend, modify, suspend or terminate any of its equity, incentive, and other benefit programs at any time, except for the RSU Award Agreement.

11. Resignation from Positions. Unless otherwise requested by the Company in writing (e.g, upon your continued service as a director of the Board), upon termination of employment, for whatever reason, Employee shall be deemed to have resigned from any and all titles, positions and appointments Employee holds with the Company, Kohl’s Corporation or any of their subsidiaries or affiliates whether as an officer, director, employee, committee member, trustee or otherwise. Employee agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations.

12. Return of Records. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Employee shall immediately return to the Company all documents, records, materials, or other property belonging and/or relating to the Company, all copies of all such materials, and any and all passwords and/or access codes necessary to access and control such materials. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Employee further agrees to, at the Company’s discretion, return and/or destroy such records maintained by Employee on Employee’s own computer equipment or systems (including any cloud-based service), and to certify in writing, at the Company’s request, that such destruction has occurred.

13. General Provisions.

13.1. Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed Party may have substituted by notice pursuant to this Section 13.1):

(a)	If to the Company:

Kohl’s, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Attn: Chief Legal Officer

(b)	If to Employee:

Any notice to be given to Employee may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof.

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the Party stated above or at any other address specified by such Party to the other Party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

13.2. Employee Disclosures and Acknowledgments.

(a) Prior Obligations. Following is a list of prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Employee has entered into which may restrict Employee’s ability to perform Employee’s duties as an Employee for the Company: _________________________________________________________________________________________

__________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________.

(b) Confidential Information of Others. Employee certifies that Employee has not, and will not, disclose or use during Employee’s time as an employee of the Company, any confidential information which Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Employee became an employee of the Company.

(c) Scope of Restrictions. By entering into this Agreement, Employee acknowledges the nature of the Company’s business and the nature and scope of the restrictions set forth in Sections 5, 6, 7 and 8, above, including specifically Wisconsin’s Uniform Trade Secrets Act, presently § 134.90, Wis. Stats. Employee acknowledges and represents that the scope of such restrictions are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights. Employee further acknowledges that the restrictions imposed will not prevent Employee from earning a living in the event of, and after, termination, for whatever reason, of Employee’s employment with the Company. Nothing herein shall be deemed to prevent Employee, after termination of Employee’s employment with the Company, from using general skills and knowledge gained while employed by the Company.

(d) Prospective Employers. Employee agrees, during the term of any restriction contained in Sections 5, 6, 7 and 8, above, to disclose such provisions to any future or prospective employer. Employee further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

13.3. Effect of Termination. Notwithstanding any termination of this Agreement, Employee, in consideration of his/her employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

13.4. Cooperation. Employee agrees to take all reasonable steps during and after Employee’s employment with the Company to make himself/herself available to and to cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved. Following Employee’s employment with the Company, the Company agrees to pay reasonable compensation to Employee and to pay all reasonable expenses incurred by Employee in connection with Employee’s obligations under this Section 13.4.

13.5. Effect of Breach. In the event that Employee breaches any provision of this Agreement or any restrictive covenant agreement between the Company and Employee which is entered into subsequent to this Agreement, Employee agrees that the Company may suspend all additional payments to Employee under this Agreement (including any vesting of RSUs pursuant to the RSU Award Agreement), recover from Employee any damages suffered as a result of such breach and recover from Employee any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition, Employee agrees that the Company may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Employee of any provision of this Agreement.

13.6. Entire Agreement. This Agreement, including all applicable Exhibits, contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties with respect to the subject matter hereof.

13.7. Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

13.8. Consideration. Execution of this Agreement is a condition of Employee’s continued employment with the Company, and the benefits provided to Employee under this Agreement constitute the consideration for Employee’s undertakings hereunder.

13.9. Amendment. This Agreement may be altered, amended or modified only in writing, signed by both of the Parties hereto.

13.10. Assignability. This Agreement is personal to Employee, and Employee may not assign or delegate any of Employee’s rights or obligations hereunder. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and bind Employee’s heirs, legal representatives, successors and assigns. The Company shall have the unrestricted right to assign this Agreement and all of the Company’s rights (including the right to enforce this Agreement) and obligations under this Agreement. Employee hereby agrees that, at the Company’s request and expense, Employee will consent to any such assignment by the Company and will promptly execute any assignments or other documents necessary to effectuate any such assignment to the Company’s successors or assigns. Following such assignment, this Agreement shall be binding and inure to the benefit of any successor or assign of the Company. For clarification purposes, upon assignment of this Agreement, all references to the Company shall also refer to the person or entity to whom/which this Agreement is assigned.

13.11. Severability. The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

13.12. Waiver of Breach. The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

13.13. Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to (i) its conflicts of law provisions and (ii) any rules of construction concerning the draftsman hereof. References to “days” shall mean calendar days unless otherwise specified.

13.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto notwithstanding that all of the Parties may not be a signatory to the same counterpart. The Parties hereto further acknowledge and agree that this Agreement may be signed and/or transmitted by facsimile, e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign or other electronic signature technology), and that such signed electronic record shall be valid and effective.

13.15. Consistency with Applicable Law. Employee acknowledges and agrees that nothing in this Agreement prohibits Employee from reporting possible violations of law to any governmental agency, regulatory body or entity, from making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by a governmental agency or regulatory body. Employee does not need the prior authorization of the Company’s legal department to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures; however, the Company encourages Employee to do so. Further, nothing in this Agreement shall have the purpose or effect of limiting Employee’s ability to disclose or discuss information related to sexual assault or sexual harassment disputes that arise after the date Employee signs this Agreement.

13.16. Arbitration. Employee acknowledges and agrees that Employee has received a copy of and understands the terms and provisions of the Company’s Dispute Resolution Policy (AR-256) (the “DRP”) and, unless Employee has properly elected to not be bound by the DRP as allowed by the DRP, the DRP is incorporated herein by this reference as though set forth in full. Employee and the Company agree that, to the extent that they constitute “Covered Disputes” under the DRP, any dispute, claim, or controversy between the Company and Employee, arising from or relating to Employee’s employment with the Company or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by final and binding arbitration in accordance with the terms and provisions of the DRP. For the sake of clarity, Employee and the Company acknowledge and agree that the Company retains its rights under Section 13.5 of this Agreement to seek injunctive or other equitable relief in a court of law. To the extent required under applicable law, “Excluded Disputes” under the DRP includes any claim for recoupment of any compensation pursuant to any recoupment policy maintained by the Company under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission Rules, as such policy is amended from time to time. As set forth in the DRP, this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § et seq. (“FAA”), and shall survive the termination of Employee’s employment with the Company, and can only be revoked or modified by a writing signed by the Parties or as otherwise provided in the DRP.

Sincerely,

/s/ John Schlifske

John Schlifske

Chair, Board of Directors

Kohl’s, Inc.

Please confirm your agreement with the foregoing by signing and returning a copy of this letter to [personally identifiable information omitted].

Signature:	/s/ Michael Bender	Date: 5-16-2025
Michael Bender